Exhibit 99.2

CARRIER ACCESS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS OF

CARRIER ACCESS CORPORATION AND MANGROVE SYSTEMS, INC. FOR THE YEAR

ENDED DECEMBER 31, 2006 AND FOR THE THREE MONTHS ENDED MARCH 31, 2007

Introduction

On March 2, 2007, Carrier Access Corporation (“Carrier Access”) completed the acquisition of substantially all of the assets of Mangrove Systems, Inc. (“Mangrove”), in an all cash transaction of approximately $8.0 million (the “Acquisition”). In connection therewith, Carrier Access has also hired thirty former employees of Mangrove to sell, support and continue research and development of the newly acquired Mangrove products.

The following unaudited pro forma combined condensed statements of operations and related notes are presented to give effect to the Acquisition. The pro forma financial information has been prepared giving effect to the Acquisition using the purchase method of accounting, using assumptions and making adjustments described in the accompanying notes, as if the Acquisition occurred as of January 1, 2006. The following unaudited pro forma combined condensed statements of operations and related notes represent, in the opinion of management, all adjustments necessary to present Carrier Access’ pro forma results of operations in accordance with Article 11 of Regulation S-X and is based upon available information and certain assumptions considered reasonable under the circumstances.

The unaudited pro forma combined condensed statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Acquisition been consummated as of the date indicated or that may be achieved in the future. Certain Mangrove financial statement items have been reclassified to conform with Carrier Access accounting policies.

Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over net tangible and indentifiable intangible assets acquired being allocated to goodwill. We retained the services of a third party valuation firm to assist in the valuation of the acquired intangible assets and certain tangible assets. Management considers the allocation of the purchase price to the acquired intangible assets and goodwill to be preliminary. The final values assigned to the assets acquired may differ from the estimates used in the pro forma statements. We expect the final valuation to be completed in June 2007.

These unaudited pro forma combined condensed statements of operations should be read in conjunction with the historical consolidated financial statements and notes thereto of Carrier Access and other financial information pertaining to Carrier Access included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed on May 8, 2007. In addition, these unaudited pro forma combined condensed statements of operations should be read in conjunction with the historical audited consolidated financial statements of Mangrove, for the years ended December 31, 2006 and 2005, included in this current report on Form 8-K/A.

CARRIER ACCESS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(in thousands, except per share data)

	Historical
	Carrier Access	Mangrove	Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenue, net	$75,416	$476	$—			$75,892
Cost of sales	43,524	529	378	(A	)	44,431

Gross profit	31,892	(53)	(378)			31,461
Operating Expenses
Research and development	26,814	9,903	—			36,717
Sales and marketing	14,807	1,130	—			15,937
General and administrative	9,767	1,348	(533)	(A	)	10,582
Bad debt recoveries	(124)	—	—			(124)
Insurance recoveries, net	(484)	—	—			(484)
Intangible asset amortization	1,228	—	1,008	(B	)	2,236

Total operating expenses	52,008	12,381	475			64,864

Loss from operations	(20,116)	(12,434)	(853)			(33,403)
Gain on extinguishment of Series A Mandatorily Redeemable Preferred Stock	—	3,584	(3,584)	(C	)	—
Interest income	5,264	59	(380)	(D	)	4,943
Interest expense	—	(783)	783	(E	)	—

Loss before income taxes	(14,852)	(9,574)	(4,034)			(28,460)
Income tax benefit	16	—	—			16

Net loss	$(14,836)	$(9,574)	$(4,034)			$(28,444)

Loss per share
Basic and diluted	$(0.44)	$(0.31)				$(0.84)

Weighted average common shares
Basic and diluted	33,940	30,411	(30,411)	(F	)	33,940

See notes to unaudited pro forma combined condensed statements of operations.

CARRIER ACCESS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2007

(in thousands, except per share data)

	Historical
	Carrier Access	Mangrove	Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenue, net	$8,642	$—	$—			$8,642
Cost of sales	6,486	61	(61)	(G	)	6,486

Gross profit	2,156	(61)	61			2,156
Operating Expenses
Research and development	7,312	714	33	(G	)	8,059
Sales and marketing	3,517	142	—			3,659
General and administrative	2,414	162	(52)	(G	)	2,524
Bad debt recoveries	(85)	—	—			(85)
Insurance recoveries, net	(314)	—	—			(314)
Intangible asset amortization	391	—	168	(B	)	559

Total operating expenses	13,235	1,018	149			14,402

Loss from operations	(11,079)	(1,079)	(88)			(12,246)
Interest income	1,354	—	(63)	(D	)	1,291

Net loss	$(9,725)	$(1,079)	$(151)			$(10,955)

Loss per share
Basic and diluted	$(0.28)	$(0.02)				$(0.32)

Weighted average common shares
Basic and diluted	34,377	51,997	(51,997)	(F	)	34,377

See notes to unaudited pro forma combined condensed statements of operations.

CARRIER ACCESS CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF

OPERATIONS

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined condensed statements of operations are based on the historical financial statements of Carrier Access and Mangrove after giving effect to our Acquisition of Mangrove and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed statements of operations. We acquired substantially all of the assets of Mangrove on March 2, 2007.

For the purposes of these unaudited pro forma combined condensed statements of operations, the Acquisition is assumed to have occurred as of January 1, 2006. Carrier Access’ results of operations for the quarter ended March 31, 2007, filed with Carrier Access’ Quarterly Report on Form 10-Q on May 8, 2007, include the results of Mangrove for the period March 3, 2007 to March 31, 2007. The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2007 combines Carrier Access’ results for this period with the results of Mangrove for the period January 1, 2007 to March 2, 2007. The unaudited pro forma combined condensed statement of operations for the twelve months ended December 31, 2006 combines Carrier Access’ results for this period with Mangrove’s results for the twelve months ended December 31, 2006.

Because these unaudited pro forma combined condensed statements of operations have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the acquired intangible assets and goodwill may differ materially from the information presented in the unaudited pro forma combined condensed statements of operations. The total purchase price has been allocated on a preliminary basis to the tangible and intangible assets acquired and liabilities assumed based on management’s best estimates of fair value with the excess cost over net tangible and intangible assets acquired being allocated to goodwill. We have retained the services of a third party valuation firm to assist in the valuation of the acquired intangible assets and certain tangible assets. Management considers the allocation of the purchase price to the acquired intangible assets and goodwill to be preliminary. The final values assigned to the assets acquired may differ from the estimates used in the pro forma statements. We expect the final valuation to be completed in June 2007.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the Acquisition had occurred on January 1, 2006, nor is it indicative of future operating results. The unaudited pro forma combined condensed statements of operations do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of Carrier Access included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed on May 8, 2007. In addition, the pro forma information should be read in conjunction with the historical audited consolidated financial statements of Mangrove, for the years ended December 31, 2006 and 2005, included in this current report on Form 8-K/A. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

2.	Mangrove Acquisition

On March 2, 2007, Carrier Access completed its Acquisition of substantially all of the assets of Mangrove pursuant to the terms of an Asset Purchase Agreement of the same date. Mangrove products include the Piranha 100 and 600, which are being rebranded as the Carrier Access EdgeFLEX(TM) 100 and 600, respectively. These new optically-fed IP transport integration products add to the Carrier Access portfolio of IP service convergence solutions at both access and optical edge locations.

Pursuant to the Asset Purchase Agreement, Mangrove creditors received $6.7 million in cash at closing and have received and will receive additional cash up to a maximum of $1.2 million for outstanding liabilities assumed by Carrier Access. Approximately $700,000 of the closing cash was placed into escrow to be held as security for losses incurred by Carrier Access in the event of certain breaches of the representations and warranties covered in the Asset Purchase Agreement. Acquisition-related transaction costs included legal fees and other third party costs directly related to the Acquisition. The total purchase price of $8.0 million was comprised of (in thousands):

Cash paid	$6,700
Liabilities assumed	1,200
Acquisition related transaction costs	96

Total consideration	$7,996

Liabilities assumed included accounts payable and accrued expenses. As of March 31, 2007, approximately $610,000 of the total $1.2 million in liabilities assumed had been paid to creditors, and this payment was reflected in the investing activities section of our Consolidated Statement of Cash Flows included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed on May 8, 2007. The remaining amount due related to the assumed liabilities is approximately $590,000.

Preliminary Purchase Price Allocation

The Acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the net tangible and intangible assets acquired based on preliminary fair values on the Acquisition date. We have engaged an independent valuation firm to complete an appraisal of certain acquired assets. The purchase price allocation presented in the table below is preliminary pending our final assessment of the fair value of the assets acquired (in thousands):

	Preliminary Fair Value	Estimated Useful Life
Inventories	$2,007	N/A
Other assets	77	N/A
Property and equipment	522	1 to 3 years
Goodwill	1,348	N/A
Other intangible assets	4,042	4 years

Total consideration	$7,996

3.	Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations:

(A) To record the following reclassifications and adjustments in Mangrove’s statement of operations to conform with Carrier Access accounting policies (in thousands):

Cost of Sales
Reclassified overhead expense from general and administrative expense to cost of sales	$533
Capitalized overhead costs as part of finished goods inventory (Carrier Access capitalizes a percentage of salaries of operations personnel, whereas Mangrove did not capitalize salaries in the same manner)	(235)
Increased the allowance for obsolete inventory	80

Total	$378

(B) To record an increase in intangible asset amortization expense related to the increased basis of acquired intangible assets amortized on a straight line basis over estimated useful lives of four years.

(C) To eliminate the gain on the extinguishment of Series A Mandatorily Redeemable Preferred Stock.

(D) To record a decrease in interest income resulting from cash utilized in connection with the Acquisition, based on actual cash paid for the Acquisition and the average historical interest rates earned on Carrier Access funds.

(E) To eliminate the interest expense related to Mangrove’s debt.

(F) To eliminate Mangrove’s outstanding common shares.

(G) To record the following reclassifications and adjustments in Mangrove’s statement of operations to conform with Carrier Access accounting policies (in thousands):

	Cost of Sales	Operating Expenses
Reclassified overhead expense from operating expenses to cost of sales	$52	$(52)
Reversed the allowance for obsolete inventory related to 2006	(80)	–
Reclassified cost of sales amount to research and development expenses	(33)	33

Total	$(61)	$(19)